UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2015

GREENESTONE HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5734 Yonge Street, Suite 300 North York, Ontario, Canada M2M 4E7
(Address of principal executive offices)

(416) 222-5501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Prepared By:

Sunny J. Barkats, Esq.

Samuel C. Watkins, Esq.

JSBarkats, PLLC

18 East 41st Street, 14th Floor

New York, NY 10017

P: (646) 502-7001

F: (646) 607-5544

www.JSBarkats.com

Item 8.01 Other Events

On December 29, 2015 the Registrant entered into a non-binding Letter of Intent (the “LOI”) with Aurora Recovery Centre LP (“ALP”). The transaction is for the purchase of certain assets of ALP by the Registrant.

As provided in the LOI, attached hereto as exhibit 10.01, the Registrant is prepared to acquire all of ALP's right, title and interest to its business assets, a minimum of $1,000,000 in cash and real property for a maximum consideration of $12,500,000. Registrant will assume total debts of $8,500,000 consisting of a first mortgage of $4,000,000 and a second mortgage of $4,500,000. Registrant will issue 60,000,000 shares as additional consideration for the assets which at the time of the signing of the LOI was valued at $4,000,000. Registrant shall have no more than 160,000,000 shares outstanding immediately prior to closing. The transaction shares shall carry rights to participate on a pro-rata basis, in any new equity issuances by Registrant over and above the shares that will be outstanding at the time of closing, for a period of two years.

ALP will designate 20,000,000 of the 60,000,000 shares it receives to be held in escrow provided the following performance requirements are met. The Earnings excluding depreciation and amortization of Registrant shall not, in the aggregate for the first twenty four months of operations, exceed a loss a loss of $1,000,000. The escrow shares will be released upon the earlier of 24 months of operations with losses not to exceed $1,000,000 as described above or upon the event that the aggregate earnings excluding depreciation and amortization reaches $500,000.

The LOI is non-binding upon the parties. The obligations of the Registrant are expressly conditional upon its completion of a full-blown due process.

The foregoing is a summary of the material terms of the LOI. This summary does not purport to be a complete description of the Exclusive Letter of Intent and is qualified in its entirety by reference to the text of the Exclusive Letter of Intent, a copy of which is attached hereto as Exhibit 10.1, respectively, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

A. None
B. Exhibits

Exhibit No.	Exhibit Description
10.1	Letter of Intent, December 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENESTONE HEALTHCARE CORPORATION

Date: December 31, 2015	By:	/s/Shawn E. Leon
Name: Shawn E. Leon
Title: Chief Executive Officer